Exhibit 5.27

CONSENT OF E. WILLIAMS

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation (File No. 333-190073).

/s/ Emilie Williams
By:	Emilie Williams
Title:	Chief Engineer

Dated:	January 15, 2014